CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

NOVAMERICAN STEEL INC.

WITH AND INTO

SYMMETRY HOLDINGS INC.

PURSUANT TO SECTION 253 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Symmetry Holdings Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

FIRST: The Corporation has been incorporated and is existing under the General Corporation Law of the State of Delaware (the “DGCL”).

SECOND: Novamerican Steel Inc., a Delaware corporation (the “Subsidiary”), has been incorporated and is existing under the DGCL.

THIRD: The Corporation owns all of the outstanding shares of each class of capital stock of the Subsidiary.

FOURTH: The Board of Directors of the Corporation (the “Board”) has determined to merge the Subsidiary with and into the Corporation pursuant to Section 253 of the DGCL.

FIFTH: The Board duly adopted the following resolutions on November 30th, 2007:

WHEREAS, Symmetry Holdings Inc., a Delaware corporation (the “Corporation”), owns all of the outstanding shares of the capital stock of Novamerican Steel Inc., a Delaware corporation (the “Subsidiary”); and

WHEREAS, the Board has determined that it is advisable for the Subsidiary to be merged with and into the Corporation pursuant to

Section 253 of the General Corporation Law of the State of Delaware (“Section 253”);

NOW, THEREFORE, BE IT

RESOLVED, that the merger of the Subsidiary with and into the Corporation pursuant to Section 253 (the “Merger”) be, and hereby is, approved; and be it further

RESOLVED, that the Corporation shall be the surviving corporation of the Merger; and be it further

RESOLVED, that it is the intention of the Corporation and the Subsidiary that the Merger constitute a liquidation of the Subsidiary pursuant to Section 332 of the Internal Revenue Code of 1986, as amended (the “Code”), and that these resolutions and the Certificate of Ownership and Merger filed to effectuate the Merger constitute a “plan of liquidation” for purposes of Section 332 of the Code and the Treasury Regulations promulgated thereunder; and be it further

RESOLVED, that the Merger shall be effective as of the close of business on the date on which such Certificate of Ownership and Merger is filed with the Secretary of State of the State of Delaware and that such Certificate of Ownership and Merger shall be filed on such date as shall be determined by the officers; and be it further

RESOLVED, that, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Corporation shall remain unchanged and continue to remain outstanding as one share of common stock of the Corporation, held by the person who was the holder of such share of common stock of the Corporation immediately prior to the Merger; and be it further

RESOLVED, that, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of each class of capital stock of the Subsidiary shall be cancelled and no consideration shall be issued in respect thereof; and be it further

RESOLVED, that the Amended and Restated By-laws of the Corporation in effect immediately prior to the Merger shall continue to be the by-laws of the survivor after the Merger; and be it further

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation immediately after the effective time of the Merger, except that Article 1 thereof shall be amended in its entirety to be and read as follows:

“ARTICLE 1

NAME

The name of the corporation is Novamerican Steel Inc. (the “Corporation”).”

; and be it further

RESOLVED, that any and all actions taken prior to the date hereof by the officers of the Corporation in connection with the Merger be, and hereby are, ratified, approved and confirmed; and be it further

RESOLVED, that the officers of the Corporation be, and hereby are, authorized, in the name and on behalf of the Corporation, to take or cause to be taken any and all such actions, to execute, deliver, acknowledge, publish and file or cause to be executed, delivered, acknowledged, published or filed any and all such agreements, instruments or other documents, (all in such form as shall be approved by any of them, such approval to be evidenced conclusively by the consummation of the Merger) and to pay or cause to be paid any and all such fees, expenses, compensation and other costs, in each case as any of them may deem necessary or advisable in furtherance of the transactions described in the preceding resolutions or to carry out the purposes and intent of the preceding resolutions.

SIXTH: The Corporation shall be the surviving corporation of the Merger.

SEVENTH: The Merger shall be effective at the close of business on the date on which this Certificate of Ownership and Merger is filed with the Secretary of State of the State of Delaware.

EIGHTH: The Amended and Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the Corporation immediately after the effective time of the Merger, except that Article 1 thereof shall be amended to read in its entirety as follows:

“ARTICLE 1

NAME

The name of the corporation is Novamerican Steel Inc. (the “Corporation”).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer on this 4th day of December, 2007.

SYMMETRY HOLDINGS INC.
By:	/s/ Corrado DeGasperis
Name: Corrado DeGasperis Title: Chief Executive Officer